Exhibit 10.1

                              EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is hereby entered into effective as of July 17, 2006, between DynCorp International LLC, a Delaware limited liability company (the "Company"), and Herbert J. Lanese ("Executive").

In consideration of the mutual promises and covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. EMPLOYMENT.

1.1. POSITION. During the Term (as hereinafter defined) of this Agreement, and subject to the terms and conditions set forth herein, the Company agrees to employ Executive as its President and Chief Executive Officer reporting to the Chairman of the Board of Directors (the "Board") of DynCorp International Inc., the Company's parent company.

1.2. ELECTION TO OFFICE. During the Term of this Agreement, the Company shall use its reasonable best efforts to cause the Executive to continue to be nominated as a member of the Board.

1.3. FULFILLMENT OF DUTIES. During the Term of this Agreement, Executive shall
(i) devote his full business time and best efforts to the performance of his services hereunder, excluding vacation periods and periods of illness or incapacity, and (ii) perform his services hereunder faithfully, diligently and to the best of his skill and ability.

1.4. LOCATION. During the Term of this Agreement, Executive will perform his duties and services in the greater Washington, D.C. metropolitan area and Executive agrees to make such business trips to the Company's other locations as may be reasonable and necessary in the performance of his services hereunder.

2. COMPENSATION AND BENEFITS.

2.1. SALARY. In consideration of and as compensation for the services agreed to be performed by Executive hereunder, the Company agrees to pay Executive during the Term of this Agreement a base annual salary (the "Base Salary") of not less than $800,000 per year, less standard deductions and withholdings, payable bi-monthly in accordance with the Company's regular payroll practices. The Company will review Executive's Base Salary and other compensation (including bonuses and incentive compensation) from time to time during the Term of this Agreement and, at the recommendation of the Compensation Committee (the "Committee") of the Board, may increase his Base Salary or

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other compensation (including incentive compensation) from time to time. Any increase in Base Salary or other compensation (including incentive compensation) shall in no way limit or reduce any other obligation of the Company hereunder and, once established at an increased rate, Executive's Base Salary hereunder shall not be reduced.

2.2. INCENTIVE COMPENSATION. During the Term of this Agreement, in addition to the Base Salary provided in Section 2.1 above, Executive shall be eligible to receive additional incentive compensation of up to $1,000,000 per year based on the achievement of performance targets established by the Committee ("Incentive Compensation").

2.3. OTHER BENEFITS. During the Term of this Agreement, Executive shall be entitled to participate in all of the applicable employee benefit plans, programs and/or arrangements of the Company which may be available to the other senior executives of the Company on the same terms as such other executives.

2.4. RELOCATION. The Company will reimburse Executive for costs and expenses related to his relocation to the Washington, D.C. area.

2.5. EQUITY. Executive will be entitled to a 1.6% Class B Percentage Interest in the Company's indirect parent, DIV Holding LLC, with a four year vesting including the accelerated vesting of the first traunch, and otherwise pursuant to and in accordance with the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC, dated as of November 22, 2005, among The Veritas Capital Fund II, L.P. and the other persons listed as Class A Members and Class B Members named therein, as amended.

3. TERM.

3.1. TERM. The term of employment under this Agreement means the period that commenced on July 17, 2006 and expiring at midnight on July 17, 2010; provided, that this Agreement will automatically renew for additional periods of one (1) year each commencing on July 17 of each successive year following the initial Term unless written notice of intent not to renew is delivered by the Company or the Executive to the other party at least 90 days prior to the effective date of any renewal hereof.

3.2. TERMINATION OF EMPLOYMENT

Executive's employment with the Company may be terminated under the following conditions:

         3.2.1. RETIREMENT, DEATH OR DISABILITY. Executive's employment with the Company shall terminate effective upon the date of Executive's Retirement from the Company (as defined in Section 5.5), resignation

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         from the Company, death or "Complete Disability" (as defined in Section
         5.1).

         3.2.2. FOR CAUSE. The Company may terminate Executive's employment under this Agreement for Cause (as defined in Section 5.2) by delivery of written notice to Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 3.2.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 7.3 below.

         3.2.3. WITHOUT CAUSE. The Company may terminate Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to Executive. Any notice of termination given pursuant to this Section 3.2.3 shall take effect as of the date specified in such written notice.

         3.2.2. TERMINATION BY EXECUTIVE FOR GOOD CAUSE. Executive may terminate Executive's employment with the Company for Good Cause (as defined in Section 5.3) upon thirty (30) days written notice to the Company.

         3.2.3. TERMINATION BY MUTUAL AGREEMENT OF THE PARTIES. Executive's employment pursuant to this Agreement may be terminated at any time upon the mutual written agreement of the parties. Any such termination of employment shall have the consequences specified in such mutual agreement.

         3.2.4. BOARD/COMMITTEE RESIGNATION. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

4. COMPENSATION UPON TERMINATION.

4.1. RETIREMENT, DEATH OR COMPLETE DISABILITY. If Executive's employment is terminated by his Retirement, death or Complete Disability, Executive (or his heirs or legal representative) shall be entitled to Executive's Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings. In addition, upon Executive's (or his heirs or legal representative) furnishing to the Company an executed waiver and release of claims (a form of which is attached hereto as Exhibit A, which will be revised for signature by Executive's heirs or legal representative if applicable), Executive (or his heirs or legal representative) shall be entitled to:

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         4.1.1. a pro rated portion of his Incentive Compensation that would be payable to the Executive based on projected Company performance through the termination date, less standard deductions and withholdings; and

         4.1.2. exercise any vested options to purchase stock (common or otherwise) in the Company granted to Executive pursuant to any plan, agreement or otherwise, or any equivalent or similar vested rights which appreciate or tend to appreciate as the value of the Company's stock appreciates, such options and rights to be in accordance with the terms of any applicable plan or agreement, it being understood that the provisions of this Section 4.1.2 shall have no applicability to the rights of Executive as a Class B Member of DIV Holding LLC and nothing contained in this Agreement shall operate to change, amend or vary any of the terms of the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC, as amended from time to time; provided, however, that Executive or his estate or legal representative shall have a period of 90 days following the date of termination within which to exercise or satisfy all such options or rights.

4.2. TERMINATION FOR CAUSE BY THE COMPANY OR RESIGNATION BY EXECUTIVE. If Executive's employment is terminated by the Company for Cause or if Executive resigns (other than for Good Cause), the Company shall pay Executive's accrued Base Salary and accrued and unused vacation benefits earned through the date of termination at the rate in effect at the time of the notice of termination to Executive or Executive's notice of resignation to the Company.

4.3. TERMINATION WITHOUT CAUSE BY THE COMPANY OR TERMINATION BY THE EXECUTIVE FOR GOOD CAUSE. If the Company terminates Executive's employment without Cause (except under any circumstance in which Section 4.1 is applicable to Executive, in which case this Section 4.3 shall not apply), or if the Executive terminates this Agreement for Good Cause, Executive shall be entitled to Executive's Base Salary and a pro rated portion of his Incentive Compensation that would be payable to the Executive based on projected Company performance through the termination date, less standard deductions and withholdings, and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings. In addition, upon Executive's furnishing to the Company an executed copy of the waiver and release of claims (a form of which is attached hereto as Exhibit A), Executive (or his heirs or legal representative) shall be entitled to:

         4.3.1. a payment equivalent to 2.0 times the Executive's Annual Base Compensation in effect at the time of Termination, less standard deductions and withholdings, payable in two equal lump sum payments the first payment on the first payroll date that is six months following such

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         termination, and the second payment on the first payroll date that is twelve months following such termination, in accordance with the Company's regular payroll practices;

         4.3.2. exercise any vested options to purchase stock (common or otherwise) in the Company granted to Executive pursuant to any plan, agreement or otherwise, or any equivalent or similar vested rights which appreciate or tend to appreciate as the value of the Company's stock appreciates, such options and rights to be in accordance with the terms of any applicable plan or agreement, it being understood that the provisions of this Section 4.3.2 shall have no applicability to the rights of Executive as a Class B Member of DIV Holding LLC and nothing contained in this Agreement shall operate to change, amend or vary any of the terms of the Amended and Restated Limited Liability Company Operating Agreement of DIV Holding LLC, as amended from time to time; provided, however, that Executive or his estate or legal representative shall have a period of 90 days following the date of termination within which to exercise or satisfy all such options or rights; and

         4.3.3. elect reimbursement to the Executive (or his heirs or legal representatives) for the same portion of Executive's COBRA health insurance premium that it paid during Executive's employment up until the earlier of either (i) the last day of Executive's COBRA health insurance benefits or, ii) the date on which Executive becomes covered under any other group health plan (as an employee or otherwise).

5. DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

5.1. COMPLETE DISABILITY. "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement because Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when Executive becomes disabled, the term "Complete Disability" shall mean the inability of Executive to perform Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated Executive from satisfactorily performing all of Executive's usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

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5.2. FOR CAUSE. For "Cause" shall mean:

         5.2.1. the willful and continued failure by Executive to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness, injury or disability), after a written demand for substantial performance is delivered to him by the Board that identifies, in reasonable detail, the manner in which the Board believes that Executive has not substantially performed his duties in good faith;

         5.2.2. the willful engaging by Executive in conduct that causes material harm to the Company, monetarily or otherwise;

         5.2.3. Executive's conviction of a felony arising from conduct during the Term of this Agreement;

         5.2.4. Executive's willful malfeasance or willful misconduct in connection with Executive's duties hereunder; or

         5.2.5. For purposes of this Subsection 5.2 no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or its shareholders.

5.3. GOOD CAUSE. "Good Cause" shall mean any of the following actions taken by the Company or any subsidiary that employs the Executive: assignment of the Executive to duties that are materially inconsistent with his status as a senior executive or which represent a substantial diminution of his duties or responsibilities in the Company, a reduction in Executive's Base Salary, except in connection with an across-the-board salary reduction for all executives, a failure by the Company to pay any of Executive's compensation in accordance with Company policy, change of Executive's title, a failure to comply with the obligations of the Company under Sections 1.1 and 1.2 hereof, or the failure of a successor to the Company to confirm in writing within 5 business days of its succession its obligation to assume and perform all obligations of this Agreement, PROVIDED that any such events described in this Section 5.3 shall constitute Good Cause only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Cause.

5.4. ANNUAL BASE COMPENSATION. "Annual Base Compensation" shall mean the total of the Executive's most recent annual salary and target incentive under the Company's Executive Incentive Plan.

5.5. RETIREMENT. "Retirement" shall mean the voluntary retirement of the Executive from the Company (a) at or after age 62 or (b) at any time after the

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combination of the Executive's age and service with the company or any predecessor or subsidiary equals or exceeds 75 years.

6. NON-SOLICITATION AND CONFIDENTIALITY.

6.1. NON-SOLICITATION. Executive hereby covenants and agrees that during the Term of this Agreement and for a period of one year following the termination of this Agreement, he will not directly or through a third party employ or solicit for employment any employees of the Company or any persons who were employees of the Company at any time during the twelve-month period immediately prior to any such solicitation or proposed solicitation or employment.

6.2. CONFIDENTIALITY. Except as required by law or an order of a court or governmental agency with jurisdiction, the Executive shall not, during the period he is employed by the Company and for a period of one year thereafter, disclose Confidential Information (as defined below) to any person or entity for any reason or purpose whatsoever. Executive shall take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. All such Confidential Information shall remain the exclusive property of the Company.

6.3 CONFIDENTIAL INFORMATION. For purposes of this Agreement and specifically
Section 6.2 above, "Confidential Information" shall mean non-public information concerning the Company's business or operations, plans, strategies, prospects or objectives; its sales, services, support and marketing plans, practices and operations; the prices, costs and details of its services or prospective services; the financial condition and results of its operations; information received from third parties under confidential conditions; the Company's personnel and compensation policies; and means of gaining access to the Company's computer data systems and related information. "Confidential Information" shall not include general knowledge based on Executive's experience in the industry, information generally known in the industry, or information that is or becomes generally available to the public other than as a result of disclosure by the Executive.

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7. MISCELLANEOUS.

7.1. INDEMNIFICATION. The Company agrees at all times during the term of this Agreement and thereafter, to indemnify, defend and hold the Executive, his heirs, estate and legal representatives harmless from, any and all claims, liabilities, demands, allegations, causes of action, or other threats, related to or in any way arising out of, the services provided by the Executive under this Agreement or at the request of the Company; provided, however, that this indemnification shall not apply to acts or omissions that are the result of conduct that would preclude the Executive from receiving indemnification under
Section 145 of the Delaware General Corporation Law in effect from time to time. Upon receipt of notice of the assertion of any such claim, liability, demand, allegation, cause of action or other threat, the Company shall pay the Executive the cost of his defense by a counsel mutually acceptable to the Company and Executive, and shall be responsible for the full payment of any judgment including damages or penalties, including punitive damages or penalties, that may be assessed or payable as a result of a settlement to which the Company and the Executive consent, including the deductible portion of any loss covered by Director and Officer Liability Insurance. Nothing herein shall limit the rights of the Executive to the protections afforded by the Company's Directors and Officers Liability Insurance as in effect from time to time.

7.2. COMPLIANCE WITH COMPANY POLICIES. During the term of this Agreement, the Executive shall at all times comply with all applicable Company policies and procedures, including the Company's Standards of Business Conduct.

7.3. NOTICES. Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier. Written notices must be delivered to the receiving party at his or its address on the signature page of this Agreement. The parties may change the address at which written notices are to be received in accordance with this section.

7.4. ASSIGNMENT. Executive may not assign, transfer, or delegate his rights or obligations hereunder and any attempt to do so shall be void. This Agreement shall be binding upon and shall inure to the benefit of the Company and its successors and assigns and the term "Company" as used herein shall include such successors and assigns to the extent applicable.

7.5. ENTIRE AGREEMENT. This Agreement, including Exhibit A contains the entire agreement of the parties with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby superseded and are of no further force or effect. This Agreement may be modified or amended only by a written agreement that is signed by the Company and Executive. No waiver of any section or provision of this Agreement will be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is

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sought. The waiver by the Company of any section or provision of this Agreement shall not apply to any subsequent breach of this Agreement. Captions to the various sections in this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement. This Agreement may be executed in several counter-parts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

7.6. SEVERABILITY. The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void, or invalid under applicable law such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void, or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

7.7 WITHHOLDING TAXES. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

7.8. APPLICABLE LAW. This Agreement and the rights and obligations of the Company and Executive thereunder shall be governed by and construed and enforced under the laws of the State of New York without regard to New York's conflict of laws rules.


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         In Witness Whereof, the parties have executed this Agreement effective as of the date first above written.

                                    DynCorp International LLC



                                    By: /s/ Robert B. McKeon
                                        ------------------
                                        Robert B. McKeon

                                        DynCorp International
                                        Attn:  Chairman, Board of Directors
                                        8445 Freeport Pkwy
                                        Irving, Texas 75063



         with a copy to:                Schulte Roth & Zabel LLP
                                        Attn: Benjamin M. Polk, Esq.
                                        919 Third Avenue
                                        New York, NY 10022


                                    Executive



                                    By: /s/ Herbert J. Lanese
                                        -----------------
                                        Herbert J. Lanese

         at:                            DynCorp International
                                        8445 Freeport Pkwy
                                        Irving, Texas 75063

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                                    EXHIBIT A
                          RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in the Employment Agreement dated April __, 2006, to which this form is attached, I, Herbert J. Lanese, hereby furnish DynCorp International Inc. (the "COMPANY"), with the following release and waiver ("RELEASE AND WAIVER").

I hereby release, and forever discharge the Company, its officers, directors, agents, employees, stockholders, successors, assigns affiliates and benefit plans, all of their past and present officers, directors, agents, and insurers, in all capacities, including individually (all of which organizations and persons are hereinafter collectively identified as the "COMPANY PARTIES"), from any and all claims, demands, actions, indemnities, liabilities, or obligations of whatever kind and nature, which I may have had, may now have, or may hereafter claim to have through the date this Release and Waiver is executed, whether known or unknown, contingent or otherwise, at law or in equity, including, without limitation, any claim arising at any time prior to and including my employment termination date with respect to any claims relating to my employment and the termination of my employment, all compensation and benefits relating to my employment (including but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation); any claim of discrimination based on my race, color, religion, sex, national origin, or disability, if any; any claim that the Company Parties have violated any federal, state or local statute, regulation, or ordinance with respect to my employment or the cessation thereof, including, without limitation, Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 1981, the Employee Retirement Income Security Act of 1974 and the Family and Medical Leave Act; any claim that the Company Parties have wrongfully terminated my employment or breached any oral, written, express, or implied employment agreement; any claim that the Company Parties have intentionally or negligently inflicted emotional distress, mental anguish or humiliation on me; any claim of the breach of any implied covenant of good faith and fair dealing; any claim of damages, monetary or other personal relief, and/or attorney's fees in any administrative and/or judicial proceeding initiated by me, by any third party on my behalf, or by any governmental authority prior to or following my execution of this Release and Waiver; any claim of libel, slander and/or defamation of character; any retaliation, "whistleblower," or public policy claim; and any other claim of whatever kind not specifically identified in this Release and Waiver; provided, however, that this release does not extend to and will not release the Company from any of its obligations under the Employment Contract.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, that this Release and Waiver is knowing and voluntary, and that the consideration given for this Release and Waiver is in addition to anything of value to which I was already entitled as an Executive of the Company. I further acknowledge that I have been advised, as required by the

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Older Workers Benefit Protection Act, that: (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney, at my expense, prior to executing this Release and Waiver (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier);
(d) I am entitled to revoke my consent to this Release and Waiver within seven
(7) days following the execution of this Release by delivering written revocation notice to ___________ at [Address] and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired. If I timely revoke this Release and Waiver after signing it, this Release and Wavier will become null and void and the Company will have no obligation to provide me any of the consideration given for this Release and Waiver.

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